As filed with the Securities and Exchange Commission on August 1, 2008
Registration No. 333-113900

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RADYNE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	11-2569467
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
___________

                          3138 East Elwood Street, Phoenix, Arizona 85034, (602) 437-9620                              .
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
___________________
Radyne Corporation
3138 East Elwood Street
Phoenix, Arizona  85034
(602) 437-9620
___________________
 (Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Robert A. Cantone, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
(212) 969-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Radyne Corporation, a Delaware corporation (“Radyne”), removes from registration all securities registered under the Registration Statement on Form S-3 (Registration No. 333-113900) filed by Radyne on March 24, 2004 (the “Registration Statement”) with the Securities and Exchange Commission.

On August 1, 2008, pursuant to the terms of the Agreement and Plan of Merger dated as of May 10, 2008, as amended, by and among Radyne, Comtech Telecommunications Corp. (“Comtech”), and Comtech TA Corp., a wholly-owned subsidiary of Comtech (“Purchaser”), Purchaser merged with and into Radyne, with Radyne surviving the Merger as a wholly-owned subsidiary of Comtech (the “Merger”).

As a result of the Merger, each remaining outstanding share of Radyne was cancelled and converted into the right to receive $11.50 per share, net to the seller in cash, without interest thereon and less any withholding taxes (other than any shares owned by Radyne and each share owned by Purchaser, Comtech or any direct or indirect wholly-owned subsidiary of Comtech or of Radyne or any shares held by Radyne stockholders that perfect their rights to appraisal in accordance with Delaware law).

As a result of the Merger, Radyne has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  Radyne hereby removes from registration all securities registered thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on August 1, 2008.

RADYNE CORPORATION

By:	/s/ Fred Kornberg
Fred Kornberg Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Kornberg	Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2008

/s/ Michael Porcelain	Chief Financial Officer and Director (Principal Financial Officer)	August 1, 2008